Exhibit 99.4

This proposed form of Voting Agreement is subject to revision and must be kept confidential in accordance with the terms of the Confidentiality Agreement between the recipient of this Voting Agreement and Apex.  This document is not intended to create nor will it be deemed to create a legally binding or enforceable offer or agreement of any type or nature, unless and until agreed to and executed by the parties.

VOTING AGREEMENT
by and between
GALAXY UNIVERSAL LLC
and
HENRY STUPP
Dated as of February 16, 2021

CONFIDENTIAL
VOTING AGREEMENT
This VOTING AGREEMENT (this “Agreement”) is entered into as of February 16, 2021, between Galaxy Universal LLC, a Delaware limited liability company (“Parent”), and the undersigned (the “Stockholder”).
WHEREAS, as of the date hereof, the Stockholder is the sole record and beneficial owner of and has the sole power to vote (or to direct the voting of) the number of shares of common stock, par value $0.02 per share (the “Common Shares”), of Apex Global Brands Inc., a Delaware corporation (the “Company”), set forth opposite the Stockholder’s name on Schedule I hereto (such Common Shares, together with any other Common Shares the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);
WHEREAS, the Company, Eugene Robin, solely with respect to Section 2.09, 6.18, 6.22 and 6.23 of the Merger Agreement (as defined below) and in his capacity as representative, agent and attorney-in-fact, Parent, and Galaxy Apex Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), are concurrently entering into an agreement and plan of merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will be merged with and into the Company, with the Company surviving such merger (the “Merger”), and each Common Share will be converted into the right to receive the Merger Consideration;
WHEREAS, the adoption of the Merger Agreement requires the affirmative vote or consent of the holders of a majority of the outstanding Common Shares; and
WHEREAS, as an inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement and consummate the transactions contemplated thereby, from which the Stockholder believes it will derive substantial benefits through its ownership interest in the Company, the Stockholder is entering into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:
ARTICLE I

DEFINITIONS
SECTION 1.1   Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

CONFIDENTIAL
ARTICLE II

VOTING AGREEMENT AND IRREVOCABLE PROXY
SECTION 2.1   Agreement to Vote.  The Stockholder hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof), or in any other circumstances (including action by written consent of stockholders in lieu of a meeting) upon which a vote, adoption or other approval or consent with respect to the adoption of the Merger Agreement or the approval of the Merger and any of the transactions contemplated thereby is sought, the Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, and shall provide a written consent or vote (or cause to be voted), in person or by proxy, all its Subject Shares, in each case (i) in favor of (A) any proposal to adopt and approve or reapprove the Merger Agreement and the transactions contemplated thereby and (B) waiving any notice that may have been or may be required relating to the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement, and, without limiting the generality of the foregoing, (ii) against (X) any action or agreement that would reasonably be expected to prevent or materially delay the consummation of the Merger or any other transactions contemplated by this Agreement or the Merger Agreement (including the prevention or delay of the satisfaction of any condition to Closing), (Y) any Takeover Proposal and any action in furtherance of any such Takeover Proposal and (Z) any action, proposal, transaction or agreement that, to the knowledge of the Stockholder, would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of the Stockholder or the Company under this Agreement or the Merger Agreement.
SECTION 2.1   Grant of Irrevocable Proxy.  If requested by Parent, the Stockholder shall appoint Parent and any designee of Parent, and each of them individually, as the Stockholder’s proxy, with full power of substitution and resubstitution, to vote during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1. The Stockholder shall take all further action or execute such other instruments as may be necessary to effectuate the intent of any such proxy.  The Stockholder affirms that any irrevocable proxy given by it with respect to the Merger Agreement and the transactions contemplated thereby shall be given to Parent by the Stockholder to secure the performance of the obligations of the Stockholder under this Agreement.  It is agreed that Parent (and its officers on behalf of Parent) will use the irrevocable proxy that may be granted by the Stockholder only in accordance with applicable Law and that, to the extent Parent (and its officers on behalf of Parent) uses any such irrevocable proxy, it will only vote the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.
SECTION 2.2   Nature of Irrevocable Proxy.  Any proxy granted pursuant to Section 2.2 to Parent by the Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies or powers of attorney granted by the Stockholder and no subsequent proxy or power of attorney shall be given or written consent executed (and if given or executed, shall not be effective) by the Stockholder with respect thereto.  Any proxy that may be granted hereunder shall be a durable proxy and shall survive the death, bankruptcy, dissolution, incapacity or other inability to act by the Stockholder and any obligation of the Stockholder under this Agreement shall be binding upon the heirs, personal representatives and successors of the Stockholder.  Any proxy that may be granted hereunder shall terminate upon the termination of this Agreement.

CONFIDENTIAL
SECTION 2.3   Additional Consideration.  If the Merger is consummated, the Stockholder will not receive, whether under this Agreement or otherwise, any consideration additional to the Merger Consideration in respect of the acquisition of any Common Shares held or controlled by it or its Affiliates.  If the Merger is not consummated, neither the Stockholder nor any of its Affiliates will receive a break-fee or similar payment, whether under this Agreement or otherwise.
ARTICLE III

COVENANTS
SECTION 3.1   Subject Shares.
(a)   The Stockholder agrees that (i) from the date hereof until the Closing Date, it shall not, and shall not commit or agree to, without Parent’s prior written consent, directly or indirectly, whether by merger, consolidation or otherwise, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to or permit, a Transfer of, any or all of the Subject Shares or any interest therein; and (ii) during the Voting Period it shall not, and shall not commit or agree to, without Parent’s prior written consent, (A) grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares, or (B) take any action that would have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.  The Stockholder agrees that any Transfer of Subject Shares not permitted hereby shall be null and void and that any such prohibited Transfer may and should be enjoined. If any involuntary transfer of any Subject Shares covered hereby shall occur (including, but not limited to, a sale by the Stockholder’s trustee in bankruptcy, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Subject Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect.
(b)   In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.  The Stockholder further agrees that, in the event Stockholder purchases or otherwise acquires beneficial or record ownership of or an interest in, or acquires the right to vote or share in the voting of, any additional Shares, in each case after the execution of this Agreement, the Stockholder shall deliver promptly to Parent written notice of such event, which notice shall state the number of additional Shares so acquired.  The Stockholder agrees that any such additional Shares shall be subject to the terms of this Agreement, including all covenants, agreements, obligations, representations and warranties set forth herein as if those additional shares were owned by the Stockholder on the date of this Agreement.

CONFIDENTIAL
SECTION 3.2   Stockholder’s Capacity; Stockholder Designees.  All agreements and understandings made herein shall be made solely in the Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, the parties acknowledge that if the Stockholder has a nominee or Affiliate on the Company’s board of directors (the “Board”), the parties agree that (i) such nominee or Affiliate of the Stockholder on the Board (each, a “Stockholder Designee”) shall be free to act in his capacity as a director of the Company solely in accordance with his duties to the Company and its stockholders, (ii) nothing herein shall prohibit or restrict any Stockholder Designee from taking any action (or omitting to take any action) in facilitation of the exercise of his fiduciary duties pursuant to and in accordance with Section 6.04 of the Merger Agreement or otherwise and (iii) no action taken by a Stockholder Designee or the omission by a Stockholder Designee to take any action, acting in his or her capacity as a director of the Company, shall be deemed to be a breach by the Stockholder of this Agreement.
SECTION 3.3   Other Offers. Neither the Stockholder (in the Stockholder’s capacity as such), nor any of the Stockholder’s Subsidiaries, if any, shall, nor shall the Stockholder or any of the Stockholder’s Subsidiaries, if any, authorize or permit any of its or their respective Representatives to, and the Stockholder shall instruct, and cause each applicable Subsidiary of the Stockholder to instruct, each such Representative not to, directly or indirectly, take any of the following actions: (i) initiate, solicit or knowingly encourage a Takeover Proposal; (ii) furnish to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) any non-public information relating to the Company or any of its Subsidiaries, or afford to any Person (other than Parent, Merger Sub or any designees of Parent or Merger Sub) access to the properties, books, records or other non-public information of the Company or any of its Subsidiaries, in any such case, with the intent to induce the making, submission or announcement of, or the intent to encourage, a Takeover Proposal or any inquiries or the making of any proposal that would reasonably be expected to lead to a Takeover Proposal; (iii) participate or engage in discussions or negotiations with any Person with respect to a Takeover Proposal (other than, in response to an unsolicited inquiry, to refer the inquiring person to this Section 3.3 or Section 6.04 of the Merger Agreement); or (iv) enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement or other similar agreement relating to a Takeover Proposal.  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Stockholder or Representatives of the Stockholder or any of its Subsidiaries shall be deemed to be a breach of this Section 3.3 by the Stockholder.  The Stockholder shall, and shall cause its Subsidiaries, and each shall use reasonable best efforts to cause their respective Representatives, to immediately cease any and all existing discussions or negotiations with any Persons conducted heretofore with respect to any Takeover Proposal. Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.

CONFIDENTIAL
SECTION 3.4   Communications. During the Voting Period, the Stockholder, and each of the Stockholder’s Subsidiaries, if any, shall not, and shall use its reasonable best efforts to cause their respective officers, directors, employees or other Representatives, if any, not to, directly or indirectly, make any press release, public announcement or other public communication that criticizes or disparages this Agreement or the Merger Agreement or any of the transactions contemplated hereby and thereby, without the prior written consent of Parent, provided that the foregoing shall not limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement, including taking any of the foregoing actions that would be permitted to be taken by the Company pursuant to the Merger Agreement.  The Stockholder hereby (i) consents to and authorizes the publication and disclosure by Parent, Merger Sub and the Company (including in any publicly filed documents relating to the Merger or any transaction contemplated by the Merger Agreement) of: (a) the Stockholder’s identity; (b) the Stockholder’s beneficial ownership of the Subject Shares; and (c) the nature of the Stockholder’s commitments, arrangements and understandings under this Agreement, and any other information that Parent, Merger Sub or the Company determines to be necessary in any SEC disclosure document in connection with the Merger or any transactions contemplated by the Merger Agreement and (ii) agrees as promptly as practicable to notify Parent, Merger Sub and the Company of any required corrections with respect to any written information supplied by the Stockholder specifically for use in any such disclosure document.  Notwithstanding the foregoing, nothing herein shall limit or affect any actions taken by the Stockholder (or any affiliated officer or director of the Company) in compliance with the Merger Agreement.
SECTION 3.5   Voting Trusts.  The Stockholder agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.
SECTION 3.6   Waiver of Appraisal Rights.  The Stockholder hereby irrevocably and unconditionally waives, and agrees not to assert, exercise or perfect (or attempt to exercise, assert or perfect) any rights of appraisal or rights to dissent from the Merger that it may at any time have under applicable Law, including Section 262 of the DGCL.  The Stockholder agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, the Company or any of their respective successors, directors or officers, (a) challenging the validity, binding nature or enforceability of, or seeking to enjoin the operation of, this Agreement or the Merger Agreement, or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Merger Agreement.

CONFIDENTIAL

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER
The Stockholder hereby represents and warrants to Parent as follows:
SECTION 4.1   Due Organization, etc.  The Stockholder has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Stockholder have been duly authorized by all necessary action on the part of the Stockholder and no other proceedings on the part of the Stockholder are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.
SECTION 4.2   Ownership of Shares.  Schedule I hereto sets forth opposite the Stockholder’s name the Shares over which the Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, the Stockholder is the lawful owner of the Shares denoted as being owned by the Stockholder on Schedule I hereto, has the sole power to vote or cause to be voted such Shares and has the sole power to dispose of or cause to be disposed such Shares.  The Stockholder has good and valid title to the Shares denoted as being owned by the Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, or (ii) those existing under applicable securities laws.
SECTION 4.3   No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by the Stockholder and (b) none of the execution and delivery of this Agreement by the Stockholder, the consummation by the Stockholder of the transactions contemplated hereby or compliance by the Stockholder with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of the Stockholder, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing in clauses (ii) or (iii) above as would not reasonably be expected to materially impair the Stockholder’s ability to perform its obligations under this Agreement.
SECTION 4.4   Finder’s Fees.  No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Merger Sub or the Company in respect of this Agreement based upon any Contract made by or on behalf of the Stockholder, solely in the Stockholder’s capacity as a stockholder of the Company.

CONFIDENTIAL
SECTION 4.5   No Litigation.  As of the date of this Agreement, there is no Proceeding pending or, to the knowledge of the Stockholder, threatened against the Stockholder that would reasonably be expected to impair the ability of the Stockholder to perform its obligations hereunder or consummate the transactions contemplated hereby.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT
Parent hereby represents and warrants to the Stockholder as follows:
SECTION 5.1   Due Organization, etc.  Parent is a Delaware limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. Parent has all necessary limited liability company power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent and no other proceedings on the part of Parent are necessary to authorize this Agreement, or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Stockholder) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.
SECTION 5.2   No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.
ARTICLE VI

TERMINATION
SECTION 6.1   Termination.  This Agreement shall automatically terminate, and neither Parent nor the Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of:  (a) the mutual written consent of Parent and the Stockholder; (b) the Effective Time; or (c) the date of termination of the Merger Agreement in accordance with its terms.  The parties acknowledge that upon termination of this Agreement as permitted under and in accordance with the terms of this Article VI, no party to this Agreement shall have the right to recover any claim with respect to any losses suffered by such party in connection with such termination, except that, subject to Section 7.12, the termination of this Agreement shall not relieve either party to this Agreement from liability for such party’s willful and material breach of any terms of this Agreement or fraud.  Notwithstanding anything to the contrary herein, the provisions of this Article VI and Article VII shall survive the termination of this Agreement.

CONFIDENTIAL

ARTICLE VII

MISCELLANEOUS
SECTION 7.1   Further Actions.  Subject to the terms and conditions set forth in this Agreement, the Stockholder agrees to take any all actions and to do all things reasonably necessary or appropriate to effectuate this Agreement.
SECTION 7.2   Fees and Expenses.  Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.
SECTION 7.3   Amendments, Waivers, etc.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto and specifically referencing this Agreement. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance by the other party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby and specifically referencing this Agreement.  The failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies.
SECTION 7.4   Notices.  All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given upon the earlier of actual receipt or (a) when delivered by hand (providing proof of delivery) if given in person or by courier or a courier service; (b) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt); or (c) on the date sent by email (with written confirmation of receipt), in each case at the following addresses and emails (or to such other Persons or at such other address for a party as shall be specified in a written notice given in accordance with this Section 7.4):
If to Parent, to
c/o Gainline Capital Partners LP
700 Canal Street, 5th Floor
Stamford, CT 06902
Attention: Allan Weinstein
E-mail: Allan@GainlineCapital.com

CONFIDENTIAL
with a copy to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attention:  Gregory B. Astrachan
                  Michael E. Brandt
E-mail: gastrachan@willkie.com
mbrandt@willkie.com
If to the Stockholder:
5990 Sepulveda Blvd., Suite 600
Sherman Oaks, CA 91411
Attention:  Henry Stupp
E-mail:  henrys@apex-gb.com
with a copy to (which shall not constitute notice):
Mintz, Levin, Cohn, Ferris, Glovsky & Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, CA 92130
Attention:  Scott M. Stanton
E-mail:  smstanton@mintz.com
SECTION 7.5   Headings.  Headings of the Articles and Sections of this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.
SECTION 7.6   Severability.  If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

CONFIDENTIAL
SECTION 7.7   Entire Agreement; Assignment.  This Agreement (including the Schedules to this Agreement) constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties to this Agreement with respect to the subject matter of this Agreement.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that without consent Parent may assign all or any of its rights and obligations hereunder to any of its Affiliates.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.  Notwithstanding anything to the contrary set forth herein, the Stockholder agrees that this Agreement and the obligations hereunder shall be binding upon any Person to which record or beneficial ownership of the Stockholder’s Subject Shares shall pass, whether by operation or law or otherwise, including the Stockholder’s heirs, guardians, administrators or successors and assigns, and the Stockholder agrees to take all actions necessary to effect the foregoing.
SECTION 7.8   Parties in Interest.  Subject to Section 3.2, this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Notwithstanding the foregoing, the Company shall be an express third party beneficiary solely of the provisions of Section 3.4.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.3 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date (except the Company solely with respect to Section 3.4).
SECTION 7.9   Interpretation.  Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

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SECTION 7.10   Governing Law.  This Agreement, and all Legal Actions (whether based on contract, tort, or statute) arising out of, relating to, or in connection with this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Delaware.
SECTION 7.11   Specific Performance.  The Stockholder acknowledges that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and that the Company and Parent shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity.
SECTION 7.12   Submission to Jurisdiction.  Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns shall be brought and determined exclusively in any state court located in the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Legal Action, in the United States District Court for the District of Delaware. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 7.4 or in such other manner as may be permitted by applicable Laws, will be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 7.12; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

CONFIDENTIAL
SECTION 7.13   Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (ii) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.13.
SECTION 7.14   Counterparts. This Agreement may be executed in any number of counterparts, all of which will be one and the same agreement. This Agreement will become effective when each party to this Agreement will have received counterparts signed by all of the other parties.
SECTION 7.15   Relationship of the Parties. This Agreement has been negotiated on an arm’s length basis between the parties and is not intended to create a partnership, joint venture or agency relationship between the parties.
[Signature Pages Follow]

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IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.
GALAXY UNIVERSAL LLC
By:	/s/ Allan Weinstein
Name: Allan Weinstein
Title: President

[Signature Page to Voting Agreement]

CONFIDENTIAL

HENRY STUPP
/s/ Henry Stupp

[Signature Page to Voting Agreement]

Schedule I
Ownership of Common Shares
Name and Address of Stockholder	Number of Common Shares
Henry Stupp 5990 Sepulveda Blvd., Suite 600 Sherman Oaks, CA 91411	11,976